                                                                    EXHIBIT 99.2

Wednesday March 22, 2000 at 8:29 am Eastern Time
SARASOTA, FL
Web Partners Names Mark Burchill, Founding Partner of 24/7 Media, To Board of Directors- PR Newswire

Mr. Burchill was a founding partner of 24/7 Media, one of the largest global Internet marketing companies and the largest Internet advertising network. Upon his departure in January, 2000, the company had 42 offices in over 20 countries and a market cap of over $1.4 billion. Mr. Burchill is credited with growing the network into one of the largest-reach vehicles on the Internet as well as expanding 24/7's presence around the world to Europe, Asia and Latin America.

In 1995, he co-founded Petry Interactive, an Internet marketing company, which was one of the three companies that merged to become 24/7 Media. As the Director of Strategic Development for Petry Media in 1994, Burchill lived and worked in Hong Kong, laying the groundwork for a joint venture Asian ad sales company with Pearson PLC. Mr. Burchill began his career in the media department of Young & Rubicam in New York where he worked o top national and local accounts such as Colgate-Palmolive, American Home Products and NYNEX. Mr. Burchill holds a Masters of Business Administration from UCLA.

"Mark brings a wealth of knowledge to our team," said Santu Rohatgi, President of Web Partners. "His industry reputation and extensive, relevant experience will be a tremendous boon to us as we vigorously continue to grow our business."